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                                                                  EXHIBIT A(13)


               FORM OF ELECTRONIC NOTICE TO ELIGIBLE EMPLOYEES OF

                      AN AMENDMENT TO THE OFFER TO RESCIND



July 15, 2003

To Eligible Employees:

AMENDMENT TO THE OFFER TO RESCIND THE EXCHANGE OF CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

         In response to comments from the U.S. Securities and Exchange Commission (the "SEC"), we have amended the following document in connection with the Offer to Rescind the Exchange of Certain Outstanding Options for New
Options:

         o Offer to Rescind the Exchange of Certain Outstanding Options for New Options (the "Rescission Offer Document")--Attached is Amendment No. 2 to the Offer to Rescind the Exchange of Certain Outstanding Options for New Options (the "Amendment"). The Amendment does not alter any of the financial terms of the Offer.

         Except as indicated in the Amendment, all other terms of the Rescission Offer remain unchanged.

AS A REMINDER, THE DEADLINE TO SUBMIT A NOTICE TO WITHDRAW OR AN ELECTION FORM AND CANCELLATION AGREEMENT IS 5:00 P.M. ON JULY 18, 2003.


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